Exhibit 10.31

AMENDMENT TO CNH AMERICA LLC DEALER AGREEMENT

FOR NEW HOLLAND CONSTRUCTION PRODUCTS

THIS IS AN AMENDMENT to the CNH America LLC  Dealer Agreement for New Holland Construction Products between CNH America LLC (successor entity to New Holland North America, Inc.; “New Holland Construction”) and Titan Machinery Inc. (“Dealer”) dated November 14, 2007 (“Agreement”). In consideration of the mutual promises of the parties hereinafter set forth, Dealer and New Holland Construction agree to amend the Agreement to include the following recitals, terms and obligations:

RECITALS

Dealer desires to conduct a public offering of its common stock, which requires the prior approval of New Holland Construction under the Agreement now in effect between Dealer and New Holland Construction, and New Holland Construction is willing to, and does hereby, approve a public offering of Dealer’s stock (the “IPO”), upon agreement of the parties to the terms hereof; and

The size and geographic diversity of Dealer’s CNH-branded dealership operations as presently constituted make it unlike New Holland Construction’s other North American dealers; and

A public offering of Dealer’s stock would make Dealer’s CNH-branded dealership operations even more unlike any of New Holland Construction’s other North American dealers; and

The uniqueness of Dealer’s circumstances warrant modifications to the Agreement now in effect between Dealer and New Holland Construction; and

Dealer’s stated goal is to be recognized as the premier dealer group for New Holland Construction branded products, and both Dealer and New Holland Construction reasonably expect Dealer to perform consistently at mutually agreed levels, Dealer therefore commits (i) to strive toward achieving and maintaining market share at mutually agreed levels and (ii) to meeting the Adjusted Debt to Tangible Net Worth covenant set forth below; and

New Holland Construction and Dealer mutually recognize that in order for Dealer to fully meet its obligations under the Agreement and this Amendment, to meet its business plan goals and objectives, and to perform consistently at the mutually agreed level, Dealer must continue to focus its business operations on its primary markets.

Dealer has entered into seven (7)-year term employment agreements between it and David Meyer and Peter Christianson; and

Dealer is willing to agree to and be bound by the terms hereof in order to obtain New Holland Construction’s approval for the IPO;

Now therefore, in consideration of the promises and mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.                                       The above recitals are hereby incorporated by reference.  Effective as of consummation of the IPO, which is hereby approved, the Agreement shall be and hereby is amended as set forth in Paragraphs 2 through 10 below.

2. Paragraph 3 of the Agreement is amended to replace subsection (b) in that section with the following subsection (b), to replace subsection (c) in that section with the following subsection (c), to replace subsection (d) in that section with the following subsection (d), as well as to add the following new subsections (e), (f) and (g) immediately after subsection (d):

“b.                                Dealer shall give New Holland Construction written notice of a Change of Control as defined below not less than sixty (60) days prior to such proposed change, or with respect to a Change of Control that has not been proposed by the Dealer, within three (3) days’ after the date Dealer first became aware of such Change in Control in the exercise of due diligence.  Dealer acknowledges that New Holland Construction’s consent is required for a Change of Control, and Dealer acknowledges that consent will be in New Holland Construction’s sole discretion.  If New Holland Construction provides its consent to a Change in Control, it shall be contingent upon the following at the time the change occurs: the approval by New Holland Construction, in its sole discretion, of the dealership’s sales performance, facilities and financial strength, and, if New Holland Construction so elects, the designation by New Holland Construction that the PMR of Dealer is a replacement market.

c.                                       “Change in Control” means a change in the ownership or control of the Dealer effected through any of the following transactions:

(i)                                  a merger, consolidation or reorganization, unless securities representing more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly, by the persons who beneficially owned Dealer’s outstanding voting securities immediately prior to such transaction;

(ii)                               any sale of all or substantially all of the Dealer’s assets;

(iii)                            any transaction or series of related transactions (other than from the sale of shares issued or sold in any registered offering of Dealer’s securities) pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, as amended

(other than Dealer or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, Dealer) becomes directly or indirectly the beneficial owner (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing (or convertible into or exercisable for securities possessing) twenty (20%) percent) or more of the total combined voting power of Dealer’s securities (determined by the power to vote with respect to the elections of Board members) outstanding immediately after the consummation of such transaction or series of related transactions; or

(iv)                           a change in the composition of the Board of Dealer over a period of eighteen (18) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (x) were Board members at the beginning of such period or (y) have been elected or nominated for election as  Board members during such period by at least a majority of the Board members described in clause (x) who were still in office at the time the Board approved such election or nomination.

d.                                      Within one year after the IPO, Dealer agrees to provide New Holland Construction with a proposed management succession plan to address the process and considerations for replacement of the Chief Executive Officer and President/Chief Operating Officer of Dealer, if David Meyer or Peter Christianson were to not to serve in such roles, which proposed succession plan shall be acceptable to New Holland Construction in its reasonable discretion.

e.                                       Any change in the individuals that serve as Chief Executive Officer or President/Chief Operating Officer of Dealer shall require the consent of New Holland Construction, which consent shall not be unreasonably withheld, provided that New Holland Construction hereby consents to Peter Christianson serving as Chief Executive Officer.

f.                                         New Holland Construction shall have the right to withhold approval of proposed acquisitions of dealers of New Holland Construction products, in its sole discretion.

g.                                      New Holland Construction’s consent shall also be required for sales to third parties (excluding in any event transfers for estate planning or to family members) by David Meyer or Peter Christianson, so long as he serves as Chief Executive Officer or President/Chief Operating Officer, respectively, of more than 30% of the number of shares of Dealer stock that he holds immediately following the IPO, provided, however, that upon submission by Dealer and approval by New Holland Construction in its reasonable discretion of an ownership succession plan, additional shares of Dealer stock may be sold to third parties pursuant to such plan.”

3.                                       Paragraph 4 of the Agreement is amended to replace subsection (a) in that section with the following subsection (a):

“a.                                 Promote and sell Products sufficient to achieve sales objectives and a share of market mutually agreed upon from time to time by New Holland Construction and Dealer within the Dealer’s PMR. Dealer agrees to meet with New Holland Construction periodically at New Holland Construction’s request to discuss and determine such mutually agreed shares of markets as determined on an area-by-area or other basis, as mutually agreed, and to develop plans for Dealer’s proposed expansion.  The parties agree to negotiate in good faith to establish reasonable market shares goals.  If despite the foregoing, the parties are unable to mutually agree to market shares, the market share goal shall in no case be less than New Holland Construction’s North American average by product line for the complex, provided, however, that should Dealer establish a new New Holland dealership or acquire a New Holland dealership, such North American average shall not apply until after the end of the first twenty four (24) months of Dealer’s operations.  New Holland Construction may declare in writing that Dealer is not in compliance with its obligations under this Section 4(a), if such market shares are not achieved after notice and a one (1)-year cure period.”

4.                                       Paragraph 4 of the Agreement is amended to add a new subsection (g) after subsection (f) of that paragraph:

“g.                                New Holland Construction and Dealer agree that it is essential that the Dealer use its best efforts to effectively sell and service the Products.  Dealer may engage in any business activities the principal purpose of which is directly or indirectly related to, or in support of, sales of products or services to customers in agricultural, construction, industrial or similar markets; Dealer may not engage in other business activities which are overall material to Dealer without the prior written consent of New Holland Construction, which consent shall not be unreasonably withheld.

5.                                       Paragraph 10 of the Agreement is amended to add a new subsection (d) after subsection (c) of that paragraph:

“d.                                Refrain from selling new serial-numbered wholegoods Products on an Internet auction site (such as eBay).”

6.                                       Paragraph 15 of the Agreement is amended to replace that paragraph with the following paragraphs:

“a.                                 Dealer shall at all times employ in connection with its business under this Agreement a wholesale line of credit and the total investment, net working capital, and retail financing plans, all in the amounts deemed necessary by New Holland Construction for Dealer to comply with its obligations hereunder.

b.                                      Dealer hereby covenants and agrees that as of the end of each of Dealer’s fiscal quarters, Dealer will maintain an Adjusted Debt to Tangible Net Worth Ratio of not more than 3.0:1.  Without limiting any other rights that New Holland Construction may have, New Holland Construction may withhold consent to any proposed acquisitions if Dealer’s Adjusted Debt to Tangible Net Worth Ratio is below 3.0:1 as of the prior fiscal year end.  For purposes of monitoring Dealer’s compliance with the Adjusted Debt to Tangible Net Worth Ratio, the following definitions will apply:

(i)                                   “Net Worth” shall mean the aggregate amount of the Dealer’s items properly shown as assets on its balance sheet minus the aggregate amount of the Dealer’s items properly shown as liabilities on its balance sheet, determined in accordance with Generally Accepted Accounting Principles, consistently applied (“GAAP”);

(ii)                                “Tangible Net Worth” shall mean Net Worth (x) minus the aggregate amount of the Dealer’s items properly shown as the following types of assets on its balance sheet determined in accordance with GAAP:  (A) intangible assets (determined in accordance with GAAP); and (B) receivables, loans and other amount due from any director, officer or employee of Dealer, a Related Interest of any such director, officer or employee, or other Affiliate of the Dealer, (y) plus an amount equal to 70% of the amount reflected on Dealer’s balance sheet as a LIFO reserve;

(iii)                             “Debt” shall mean the aggregate amount of the Dealer’s items properly shown as liabilities on its balance sheet, determined in accordance with GAAP, less any non-interest bearing floor plan liabilities;

(iv)                            “Subordinated Debt” shall mean all of Dealer’s liabilities that are subordinated to the payment of Dealer’s Debt owed to any senior lender of Dealer;

(v)                               “Adjusted Debt to Tangible Net Worth Ratio” means the ratio of Debt minus Subordinated Debt to Adjusted Net Worth;

(vi)                            “Adjusted Net Worth” means the sum of Tangible Net Worth plus Subordinated Debt;

(vii)                         “Related Interests” means, with respect to any specified Persons, such Person’s Affiliates, members of such Person’s Family, successors, and assigns, and Representatives of such Person or its Affiliates;

(viii)                      “Person” means an individual, partnership, corporation, business trust, joint stock company, limited liability company, trust, unincorporated association, joint venture or other business entity or governmental authority, whether or not having a separate legal personality;

(ix)                              “Affiliate” means, with respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person.  For the purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing;

(x)                                 “Family” means a spouse or descendant or ancestor of an individual, a spouse of such descendant or ancestor, a custodian for, or a trustee of a trust primarily for the benefit of, one or more of the foregoing and/or such individual;

(xi)                              “Representatives” means, with respect to any specified Person, such Person’s shareholders, equity owners, employees, officers, directors, agents, or other agents or representatives.”

Any term related to this covenant not defined herein shall be defined as stated in the Amended and Restated Wholesale Floor Plan Credit Facility and Security Agreement between Dealer and CNH Capital America LLC.

7.                                       Paragraph 22 of the Agreement is amended to replace subsections (d) (i) and (d) (vii) in that section with the following subsections (d)(i) and (d)(vii):

“(i)                               Change in Control, unless New Holland Construction grants in writing its consent to such change;

(vii)                           any transaction or series of related transactions pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, as amended (other than Dealer or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, Dealer) who is a direct competitor to New Holland Construction engaged in the manufacture or distribution of wholegood products that compete with new wholegood Products of New Holland Construction subject to this Agreement becomes directly or indirectly the beneficial owner (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing (or convertible into or exercisable for securities possessing) twenty (20%) percent or more of the total combined voting power of Dealer’s securities (determined by the power to vote with respect to the elections of Board members) outstanding immediately after the consummation of such transaction or series of related transactions.”

8.                                       Paragraph 22 of the Agreement is amended to add a new subsection (e) after subsection (d) of that section:

“e.                                If Dealer fails to meet the financial covenant set forth in Paragraph 15 (b), New Holland Construction will have the right to terminate the Agreement or remove authorized locations from the Agreement.  Such termination or removal of an authorized location(s) will require one (1)-year advance written notice, and at New Holland Construction’s sole discretion may be executed on an overall basis or by individual dealership location.  Should New Holland Construction give notice of termination under this section 23(e), Dealer will have the right to cure the same during the one (1)-year notice period.”

9.                                       Paragraph 22 of the Agreement is amended to add a new subsection (f) after the subsection (e) of that section:

“f.                                   In addition to termination, New Holland Construction may elect as an alternate remedy for Dealer’s breach of any of the above provisions to remove one or more of Dealer’s authorized dealership locations from this Agreement and reduce Dealer’s Primary Market of Responsibility accordingly.”

10.                                 New paragraph 36 below shall be added to the Agreement following paragraph 35:

“36.                           Prior to the filing of any statement with the Securities and Exchange Commission that includes disclosure of any information regarding New Holland Construction that New Holland Construction has advised Dealer in writing is material nonpublic information regarding New Holland Construction, Dealer agrees to provide advance notice thereof to New Holland Construction and to not disclose the same if so requested by New Holland Construction, provided, however, that the foregoing shall not limit Dealer’s rights and obligations to comply with applicable law.”

11.                                 Other than as expressly provided for herein, nothing contained in this Amendment shall be construed as a waiver or modification of any terms, conditions, or rights contained in any existing dealer agreement between New Holland Construction and Dealer except to the extent such terms, conditions, or rights are in conflict with this Amendment, in which event this Amendment shall supersede the existing agreements, but only to the extent of the conflict.

12.                                 Each party to this Amendment represents and warrants that it has taken all action required to authorize it to enter into this Amendment, and each party further represents that it has neither relied upon nor been induced by any representation, statement, or disclosure of the other party, but has relied upon its own knowledge and judgment in entering into the Amendment.

13.                                 This Amendment cannot be modified, nor any party’s rights hereunder waived, except in writing, and no waiver of any provision hereof shall preclude enforcement of any other provision hereof, or subsequent enforcement of the provision waived. This Amendment cannot be assigned without the prior written consent of the parties, which consent may be withheld with or without cause.

14.                                 Dealer and New Holland Construction agree that the conversion of Dealer from a North Dakota corporation to a Delaware corporation shall not affect the rights and obligations of the parties under this Amendment.

TITAN MACHINERY INC.

/s/ David J. Meyer
David J. Meyer, Chief Executive Officer

Dated	November 14, 2007

CNH AMERICA LLC

By:	/s/ Terry Sheehan
President and CEO

Dated	November 14, 2007